Contact:	Michael Bermish
Investor Relations Officer
(732) 212 — 3321
FOR IMMEDIATE RELEASE
WELLMAN’S PEARL RIVER FACILITY EXPECTED TO RESUME PRODUCTION
WEEK OF OCTOBER 31st
October 20, 2005, Shrewsbury, NJ — Wellman, Inc. (NYSE: WLM) today announced its Pearl River facility, located in Hancock County, Mississippi, is expected to resume PET resin production the week of October 31, 2005 after its temporary shut down due to Hurricane Katrina. The facility will re-start in two phases. One production line, which has an annual capacity of 260 million pounds, is expected to resume production the week of October 31, 2005. The second production line, with the same annual capacity, is expected to resume production at the end of November. The Company expects to incur total costs in the third and fourth quarter of approximately $22-$25 million which includes damage to inventory, costs to clean up the site, costs to repair damaged equipment and costs incurred at the site until normal operations are restored. Approximately $7 million of these costs were incurred in the third quarter with the remaining $15-$18 million expected to be incurred in the fourth quarter. The Company expects to be reimbursed by insurance for substantially all of these costs and lost profits resulting from the hurricane in excess of its $20 million deductible.
Tom Duff, Wellman’s Chief Executive Officer, stated, “I am pleased we are re-starting our Pearl River facility and look forward to the completion of our 300 million pound PET resin expansion in the second quarter of 2006. We want to thank our suppliers, contractors and especially our dedicated and hard working employees for their commitment and effort to restore operations at the site.”
Keith Phillips, Wellman’s Chief Financial Officer, stated, “As of September 30th we had over $100 million in additional borrowing capacity from our credit facilities. Fortunately, we have credit facilities that provide sufficient liquidity and have flexible terms so we can continue to fund working capital requirements, repair damaged assets at our Pearl River plant and continue our capital expansion even under adverse conditions like those that occurred as a result of Hurricane Katrina.”
Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in our manufacturing operations.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.

2